FINANCIAL STATEMENTS AND
INDEPENDENT AUDITOR'S REPORT

DAVENPORT HOUSING VII, L.P.

DECEMBER 31, 2009

DAVENPORT HOUSING VII, L.P.

PAILET, MEUNIER and LeBLANC, L.L.P.

Certified Public Accountants

Management Consultants

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners
Davenport Housing VII, L.P. Davenport, Iowa

We have audited the accompanying balance sheet of Davenport Housing VII, L.P., as of December 31, 2009 and the related statements of operations, changes in partners' capital and cash flows for the year then ended. These financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the Standards of the Public Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The partnership has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Davenport Housing VII, L.P. as of December 31, 2009 and the results of its operations, changes in partners' capital and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ PAILET, MEUNIER and LeBLANC, L.L.P.
Metairie, Louisiana
November 4, 2010

DAVENPORT HOUSING VII, L.P.

BALANCE SHEET

DECEMBER 31, 2009

ASSETS
Current Assets

Cash and Equivalents	$9,822
Accounts Receivable - Related Party	24,746

Total Current Assets	34,568

Property and Equipment, Net of Accumulated Depreciation	6,267,382

Organizational Costs, Net of Accumulated Amortization	76,873

Total Assets	$6,378,823

LIABILITIES AND PARTNERS' CAPITAL

Current Liabilities

Construction Note Payable	$2,543,600
Accounts Payable Construction	188,451
Accounts Payable	6,997
Due to Related Party	719,829
Accrued Expenses:
Real Estate Taxes	15,135
Interest	143,693
Asset Management Fees	2,500
Management Fees	11

Total Current Liabilities	3,620,216

Tenant Security Deposits Payable	297

Mortgage Notes Payable	246,094

Total Liabilities	3,866,607

Partners' Capital	2,512,216

Total Liabilities and Partners' Capital	$6,378,823

See Notes to Financial Statements

DAVENPORT HOUSING VII, L.P.

STATEMENT OF INCOME

DECEMBER 31, 2009

Operating Income
Rental income	$182
Tenant charges	-
Other income	122

Total Operating Income	304

Operating Expenses

Maintenance and operating	691
Utilities	5,334
Administrative	1,116
Taxes and Insurance	849
Interest	28,004
Depreciation and Amortization	13,835

Total Operating Expenses	49,829

Net Income from Operations	(49,525)

Other Income and (Expenses)	(2,500)
Asset Management Fees

Net Other Income and (Expenses)	(2,500)

Net Income	$(52,025)

See Notes to Financial Statements

DAVENPORT HOUSING VII, L.P.

STATEMENT OF CHANGES IN PARTNERS EQUITY

DECEMBER 31, 2009

	General Partner	Limited Partners	Total Partners' Equity
Balance - January 1, 2009	$389,575	$2,036,198	$2,425,773

Contributions by Members		227,005	227,005

Net Income (Loss)	(5)	(52,020)	(52,025)

Syndication costs		(50,000)	(50,000)

Distributions to Members	(38,537)		(38,537)

Balance - December 31, 2009	$351,033	$2,161,183	$2,512,216

See Notes to Financial Statements

DAVENPORT HOUSING VII, L.P.

STATEMENT OF CHANGES IN PARTNERS EQUITY

DECEMBER 31, 2009

Cash flows from operating activities:
Net Income	$(52,025)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,835
Increase (decrease) in accounts payable	6,997
Increase (decrease) in accrued expenses	(28,583)
Increase (decrease) in tenant security deposits payable	297
Total adjustments	(7,454)
Net cash provided (used) by operating activities	(59,479)

Cash flows from investing activities:
Purchases of property and equipment	(1,392,562)
Net cash provided (used) by investing activities	(1,392,562)

Cash flows from financing activities:
Purchase of other assets	(77,252)
Net advances from related parties	604,179
Net proceeds from construction note payable	793,600
Syndication costs	(50,000)
Equity distributions	(38,537)
Equity contributions	227,005
Net cash provided (used) by financing activities	1,458,995

Net increase (decrease) in cash and equivalents	6,954
Cash and equivalents, beginning of year	2,868

Cash and equivalents, end of year	9,822

See Notes to Financial Statements

DAVENPORT HOUSING VII, L.P.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2009

NOTE A - NATURE OF OPERATIONS

Davenport Housing VII, L.P. (Partnership) was formed October 17, 2005, as a limited partnership under the laws of the State of Iowa and shall continue until December 31, 2500 or until certain events as defined in the partnership agreement occur. The partnership was formed for the purpose of owning and operating a 20-unit apartment complex in Davenport, Iowa for residents with low or moderate income. Rehabilitation of the historic project was substantially completed and operations began in December 2009. Substantially all of the Partnership's income is expected to be derived from the rental of its apartment units. All units within this project are expected to be subject to the contract restrictions regarding rental charges and other operating policies under the Low Income Housing Tax Credit Program.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The Partnership prepares its financial statements on the accrual basis of accounting consistent with accounting principles generally accepted in the United States of America. Under this method revenues are recognized when they are earned and expenses are recognized when they are incurred.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

Depreciation

Depreciation is computed principally by the straight-line method over the following estimated useful lives:

Building and improvements	40 years
Equipment and furnishings	7 years

Other Assets

Other assets consist of tax credit fees that have been capitalized. Tax credit fees are being amortized over a 15-year life using the straight-line method of amortization.

Capitalized Interest

Interest costs of $115,689 were capitalized as part of the building costs.

DAVENPORT HOUSING VII, L.P.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2009

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes

Income taxes on Partnership income are levied on the partners at the partner level. Accordingly, all profits and losses of the Partnership are recognized by each partner on its respective tax return. The Partnership has adopted provisions of FASB Accounting Standards Codification Topic ASC 740-10 (previously Financial Interpretation No. 48, Accounting for Uncertainty in Income Taxes), on January 1, 2009. The implementation of this standard had no impact on the financial statements. As of both the date of adoption, and as of December 31, 2009, the unrecognized tax benefit accrual was zero. The Partnership will recognize future accrued interest and penalties related to unrecognized tax benefits in income tax expense, if incurred. The Partnership is no longer subject to Federal tax examinations by tax authorities for years before 2006 and state examinations for years before 2006.

Advertising

Costs incurred for advertising are expensed as incurred. Advertising expense totaled $453 for the year ended December 31, 2009.

Subsequent Events

The Partnership has evaluated subsequent events through November 4, 2010, the date which the financial statements were available to be issued.

NOTE C - RESTRICTED DEPOSITS AND FUNDED RESERVES

Replacement Reserve

Pursuant to the partnership agreements, the Partnership is required to establish a replacement reserve account. The Partnership is to deposit $300 per unit per year commencing the month after issuance of a certificate of occupancy. The deposits are to increase at a rate of 3 percent every 12 months. The replacement reserve is to be used for working capital needs, improvements, replacements, and other contingencies of the Partnership. Withdrawals from the replacement reserve require the special limited partner's signature for withdrawals over $750 and over an aggregate total of $4,000 for the year. As of December 31, 2009, the Partnership had not yet established the replacement reserve account.

Tax and Insurance Escrow

Pursuant to the partnership agreement, the Partnership is required to maintain a tax and insurance escrow account. The escrow account is to be used to pay next year's insurance premium payments and real estate taxes. Withdrawals from the tax and insurance escrow shall require the joint signature of the special limited partner. As of December 31, 2009, the Partnership had not yet established the tax and insurance escrow.

DAVENPORT HOUSING VII, L.P.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2009

NOTE C - RESTRICTED DEPOSITS AND FUNDED RESERVES (CONTINUED)

Real Estate Tax Reserve

Pursuant to the terms of the partnership agreement, the Partnership is required to purchase a Certificate of Deposit in the amount of $25,000 from a banking institution. The funds shall be used to pay the increased real estate taxes upon expiration of the Urban Revitalization tax exemption. The reserve shall require the joint signature of the special limited partner for any withdrawals. As of December 31, 2009, the Partnership had not yet established the real estate tax reserve.

NOTE D - PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

Cost
Land and improvements	$50,000
Building and improvements	6,187,505
Equipment and furnishings	43,283
6,280,788
(13,406)
Total	$6,267,382

The Partnership entered into several construction contracts for the rehabilitation of the project. One of the contracts is with Snyder Construction in the amount of $1,554,482. As of December 31, 2009, the Partnership had incurred costs of $1,416,540 under the contract. As of December 31, 2009, the Partnership owed $145,078 to Snyder Construction.

NOTE E - MANAGEMENT FEES

The Partnership has entered into a management agreement with Conlin Properties, Inc. to provide management services for the project. Under the terms of the agreement, the management company is to be paid management fees of 6 percent of gross rent receipts. The Partnership incurred management fees of $11 for 2009. Subsequent to year end, Conlin Properties gave notice that it was terminating the management agreement for cause, effective 3/5/10. Pioneer Property Management replaced Conlin Properties as the management company in 2010.

DAVENPORT HOUSING VII, L.P.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009

NOTE F - RELATED PARTY TRANSACTIONS

Due from Related Party

As of December 31, 2009, the Partnership was owed $24,746 from Davenport Housing V, LP for loan interest paid by the Partnership on behalf of the related project in a prior year. The limited partner in Davenport Housing V, LP is WNC Institutional Tax Credit Fund XIV, L.P., which is a related entity to the Limited Partner.

Due to Related Party

As of December 31, 2009, the Partnership owed $719,829 to the Limited Partner for capital advances made to the Partnership during 2009.

Operating Deficit Loans

Pursuant to the partnership agreement, if at any time between when the first apartment unit is available and three consecutive months of breakeven operations, an operating deficit exists, the general partner shall fund the operating deficit as to amount through operating deficit loans up to $61,214. All operating loans are to be repayable out of 50% of the available Net Operating Income or Sale or Refinancing Proceeds, as defined in the partnership agreement.

Developer Fee

Developer fees of $180,000 to Signature Development Company have been capitalized as part of the building costs. Signature Development Company is an affiliate of Signature Holding Company, who was the previous administrative general partner. The developer fees of $180,000 had been paid to Signature Development Company prior to 2009. During 2009, Signature Holding Company was removed as the administrative general partner and replaced by Shelter Resource Corporation. Shelter Resource Corporation assumed all rights and obligations of the general partner and the developer.

Tax Credit Compliance Fee

Pursuant to the partnership agreement, the general partner is to receive an annual non-cumulative tax credit compliance fee of 40 percent of net operating income for ensuring compliance by the Partnership with all tax credit rules and regulations. There was no tax credit compliance fee incurred or paid in 2009.

Incentive Management Fee

Pursuant to the partnership agreement, the general partner is to receive an annual non-cumulative incentive management fee in the amount equal to 40% of net operating income for duties outlined in the partnership agreement. There was no incentive management fee incurred or paid in 2009.

DAVENPORT HOUSING VII, L.P.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2009

NOTE F - RELATED PARTY TRANSACTIONS (CONTINUED)

Asset Management Fee

Pursuant to the partnership agreement, the limited partner is to receive a cumulative asset management fee of $2,500 increasing annually at 3%. During 2009, the Partnership incurred $2,500 to the limited partner for the 2009 asset management fee. At December 31, 2009, the Partnership owes the limited partner $2,500 for the fee.

NOTE G - MORTGAGE NOTE PAYABLE

5.75% loan with Scott County Housing Council, due in monthly payments of $2,079, unpaid principal and interest January 2026 - see (a) below	$96,064
0% HOME Loan, balance due January 2026, secured by a mortgage on property and equipment - see (b) below	150,030
Total	$246.094

(a) Total amount to be advanced on the loan is $296,064. As of December 31, 2009, the Partnership had drawn down funds of $96,064. Subsequent to year end, the Partnership drew down the remaining funds.

(b) Total amount to be advanced on the loan is $274,000. As of December 31, 2009, the Partnership had drawn down funds of $150,030. Subsequent to year end, the Partnership drew down the remaining funds.

NOTE H - CONSTRUCTION NOTE PAYABLE

The Partnership financed the construction of the project in part with a variable rate (5.5% at December 31, 2009) construction loan with Valley Bank in the amount of $2,650,000. As of December 31, 2009, the Partnership had drawn down funds in the amount of $2,543,600. As of December 31, 2009, the outstanding balance on the construction note payable was $2,543,600. The note is secured by a mortgage on property and equipment and unpaid principal and interest is due December 31, 2010. It is expected that the balance will be paid off from the receipt of syndication proceeds.

DAVENPORT HOUSING VII, L.P.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2009

NOTE I - PARTNERS' EQUITY

Partners	Ownership Percentages

General Partner - Shelter Resource Corporation	0.005%

Limited Partner - WNC Housing Tax Credit Fund VI, Series 13, Limited Partnership	99.980%

Class B Limited Partner - Iowa Tax Credit Fund X, Limited Partnership	0.005%

Special Limited Partner - WNC Housing Limited Partnership	0.010%

Pursuant to the partnership agreement, the Limited Partner is to make capital contributions of $2,253,208. During 2009, WNC Housing Tax Credit Fund VI, Series 13, Limited Partnership made capital contributions of $227,005. As of December 31, 2009, the Limited Partner had made capital contributions totaling $2,253,208. It is expected that an amendment to the Partnership Agreement will be executed in 2010 with the Limited Partner purchasing the additional federal low income housing tax credits in the amount of $2,268,952 and the federal historic credits for $221,471. It is expected that total equity by the Limited Partner will be $4,743,631. Subsequent to year end, the Limited Partner committed to contributing the additional equity.

Pursuant to the partnership agreement, Shelter Resource Corporation, the General Partner, is to make capital contributions of $985,000. As of December 31, 2009, Shelter Resource Corporation had made capital contributions totaling $0.

Pursuant to the partnership agreement, the Special Limited Partner is to make capital contributions of $226. As of December 31, 2009, the Special Limited Partner had made capital contributions totaling $226.